Exhibit 99.2

FINAL

Fourth Quarter and Fiscal 2006

Conference Call Remarks

November 10, 2006

7:30 a.m. CT

GENNY

Good morning and thank you for joining us.

On the call today are Russ Fradin, our Chairman and CEO, and John Park, our CFO.

Before we get started, let me highlight that when we discuss revenues, we’re referring to net revenues. And, during this call, we’ll discuss Core earnings. Core earnings is a non-GAAP financial measure which represents earnings excluding amortized compensation expense related to our 2002 IPO-related grant of restricted stock to employees. Please note that the impact of the adoption of FAS 123(R) is included in our definition of Core.

We report this measure to provide a better understanding of our underlying operating performance. Please refer to our Web site to obtain a copy of our press release that contains a full reconciliation of Core Earnings to U.S. GAAP.

As many of you know, the restricted stock granted at the time of the IPO was on a 4-year vesting schedule, and as such, has now fully vested. As a result, this quarter will be the last time we’ll report Core earnings – we do not intend to report this measure in fiscal 2007.

On this call we may make forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Please refer to our most recent SEC filings for more information on risk factors that could cause actual results to differ. Hewitt disclaims any obligation to update or revise any forward-looking statements made on this call.

At the conclusion of the call we’ll conduct a question and answer session. During the Q&A session we ask that you please limit yourself to one question … out of courtesy to others.

Now I’ll turn it over to Russ...

RUSS

Thank you Genny, and good morning everyone. Thank you for joining us.

I should say at the outset how excited I am to be addressing you today as Hewitt’s new leader. I have always believed that Hewitt has set the standard in HR, and I am delighted to join the team. And like the rest of our leadership team, I’m absolutely committed to continuing to deliver on our reputation of innovation and customer focus.

(PAUSE)

Let me spend just a few minutes speaking to the noteworthy items related to our performance, and then turn it over to John to provide detail on our results.

Overall, we had a very disappointing year. Our results did not meet expectations, primarily reflecting revenue shortfalls and cost overruns in HR BPO as a result of the operational challenges we’ve experienced in that part of the business. The organization has responded to these challenges with an appropriate sense of urgency, but we still have a lot of work to do here. I’ll come back to this.

We were pleased with the underlying performance of our two more established businesses in fiscal 2006 — Benefits Outsourcing and Consulting — which together make up about 80% of our total revenues.

In the Benefits business — we saw modest revenue growth and significant margin expansion, and our pipeline continues to reflect solid demand for our services.

And the Consulting business posted good results as well – with both solid revenue growth and margins that were in-line with our expectations. We continue to see increased demand for our actuarial services, particularly in Europe, and for our talent-related and communications consulting services.

We did finish the year on a down note with fourth quarter results falling short of our expectations, due primarily to a shortfall in the Outsourcing business. We’ll cover this in greater detail in a moment.

(PAUSE)

Looking forward, I fully expect that fiscal 2007 will be a year of continued stabilization and rebuilding, with selective investments to support our future growth. I’ll share some initial thoughts on the business before we take your questions at the end of the call.

So with that…I’ll turn it over to John ….

JOHN

Thanks, Russ, and good morning everyone.

Let me start by recapping the major elements of our results for both the fourth quarter and full year….

In the fourth quarter, net revenues declined 1% over the prior-year quarter. After excluding the planned decline in third-party supplier revenues, acquisitions, and the favorable effects of currency, net revenues grew 5%.

Reported earnings were $23 million in the fourth quarter, compared with $41 million in the prior-year quarter. And on a core basis, which excludes the expense for the one-time IPO-related grant of restricted stock, net income came in at $23 million, compared with $44 million in the prior-year quarter. This was short of expectations primarily driven by higher operating costs on several challenging HR BPO contracts and lower project revenues in Benefits, as well as our decision to pay a higher level of incentive compensation to help with associate retention. These factors were partially offset by a modest adjustment to the loss reserves in the quarter, which I’ll cover in a moment.

For the full year, net revenues declined 2% over the prior year to $2.8 billion. And again after adjusting for third-party revenues, acquisitions and currency, net revenues grew 3%.

The net loss for the year was $116 million, compared with net income of $135 million in the prior-year. On a core basis, we reported a net loss of $110 million for the year, compared to net income of $145 million in the prior year. The decline was driven primarily by $264 million of pretax impairment charges and loss provisions related to the HR BPO business recorded throughout the year.

Let me quickly recap the different pieces of the charges for you –

•	First, $172 million of goodwill impairment recorded in our third quarter reflecting lower expected profitability of the overall existing portfolio as well as lower future new contract expectations;

•	Second, roughly $73 million of aggregate loss provisions related to our revised expectations for the lifetime profitability of several of our HR BPO contracts – this includes a $7 million loss reserve recorded in the second quarter, partly offset by the adjustment to the loss reserves that I referenced earlier;

•	Third, $10 million related to the notification of an HR BPO contract termination in our first quarter; and

•	Finally, $9 million of asset impairment.

Our results also included higher performance- and stock-based compensation versus fiscal 2005 of $106 million.

Other income for the full year was higher primarily as a result of the non-operating gain recorded in the first quarter related to the contribution of our German RFM business in exchange for an increased investment in a JV, as well as higher interest income.

Our effective tax rate was 95% for the year, compared to 39% in fiscal 2005, mostly as a result of a number of significant items that impacted us in the third quarter, including the non-deductible goodwill impairment charge, and increases to valuation allowances related to certain foreign operations, as well as net activity on tax contingencies. Excluding these items, the tax rate in the year would have been about 39%.

(PAUSE)

Cash flow from operations was $381 million in fiscal 2006, compared to $338 million in the prior year. Free cash flow was $251 million, which compared to $161 million in the prior year. The significant increase in free cash flow was driven primarily by lower performance-based compensation paid in the current year for fiscal 2005 performance, as compared to fiscal 2005 payments for fiscal 2004 performance, and lower capital expenditures. It’s worth noting that because the HR BPO-related charges recorded throughout the year were non-cash, they had no impact on free cash flow.

Capital expenditures were $130 million in fiscal 2006, versus $177 million in the prior year. Capex was lower year-over-year mostly as a result of lower spending on software development, computer equipment and real estate, due to lower HR BPO client signings, and effective asset utilization efforts.

(PAUSE)

Let me now give you a few highlights of our performance in the fourth quarter…

Overall, after adjusting for third-party supplier revenues, acquisitions, and currency, Outsourcing revenues grew 6% in the fourth quarter. The growth was primarily driven by increased services to existing HR BPO clients and one-time project work in benefits, partly offset by the impact of the Bank of America contract termination which occurred in the prior year. Margins were down year-over-year primarily as a result of higher performance and stock-based compensation and continued investment in HR BPO clients, partially offset by lower third-party supplier revenues, which are very low margin.

The results also include an adjustment to the loss provision recorded in Q3, which was partially offset by the impact of additional charges taken in the quarter related to a couple of contracts. This resulted in a net pretax benefit of $2 million. These items do not materially change our expectations for the performance of the existing HRBPO portfolio from what was outlined last quarter.

The HR BPO business generated an operating loss of about $37 million in the fourth quarter, bringing the loss for the full year to about $397 million. Excluding the $264 million of charges, the loss was about $133 million, compared with a loss of about $101 million in fiscal 2005.

As of the end of the fourth quarter, we were live and recognizing revenue on HR BPO services for 28 clients, covering approximately 739,000 employees. These totals reflect the roll-off of services provided to a small, unprofitable heritage Exult client.

For the Outsourcing business overall, our backlog is up modestly compared to last quarter as a result of some small Benefits wins in the quarter. The pipeline showed significant sequential improvement, reflecting solid activity in all of our markets. The HR BPO portion of both the backlog and the pipeline are down significantly from where they were this time last year…this is quite deliberate as we’ve focused on being more selective in our client pursuits. In total, in fiscal 2006, we signed two new HR BPO contracts.

(PAUSE)

The Consulting business reported another strong quarter, with organic constant currency revenue growth of 4%. On this basis, retirement and financial management, talent and organization consulting, and our communications practice each grew in the mid-single digits, and health management declined in the mid-single digits.

Consulting margins were 15.2% compared with 23.2% in the prior-year quarter. The decline was primarily a result of higher performance- and stock-based compensation expenses.

(PAUSE)

So with that, I’m going to turn it back to Russ for a moment before taking your questions….

RUSS

Thanks, John.

I know that many of you are anxious to hear my first impressions and thoughts on the future direction of the Company. I’ve spent the last 10 weeks meeting with clients and getting to know the leadership team, as well as many of our associates out in the field – and while I’m still very much in learning mode, I’ve seen a lot that excites me. I’ll be addressing my thoughts on our future in greater detail some time in the new calendar year, but a few things are clear to me as we sit here today…

•	First and foremost - we have an enviable list of clients who are invested in their relationships with us and have an enormous amount of respect for the results that we’ve delivered through the years. These relationships are critically important to us, and to our clients, and I’m excited about finding new ways to serve them.

•	Secondly, I’ve been delighted with the quality of the people in this organization. It’s apparent that our people are one of the primary reasons clients choose us. The overriding focus on client service is pervasive. We’ll maintain this, regardless of what changes we make. And we’re actively working to ensure that we reward and incent the talent needed to execute on our future plans.

•	Third, the build-out of our HR BPO business has distracted us from our heritage strengths.

•	Our Consulting business is top notch. It’s at the heart of what we do, and the expertise and professionalism of our consultants is a big part of what differentiates us from the competition. We’re excited about the growth opportunities of this business, both in North America and abroad, and it will remain at the core of what we do going forward.

•	The Benefits Outsourcing business is also a gem. Our proprietary platform and process expertise have helped to establish us as a clear leader in the business…and we see substantial opportunity for continued growth. Some of this message may have gotten lost in all the excitement about HR BPO…but we’re great at Benefits Outsourcing – in its many dimensions – and we’ll continue to aggressively pursue new client engagements and profitable revenue growth in this space.

Now, what’s less certain…

•	While we’ve been a pioneer in the HR BPO business, we’ve stumbled in our delivery. The financial review of the contract portfolio is substantially complete with the work done by John and his team last quarter. Operationally, we have a group of about 30 clients that we’re committed to supporting for the remainder of their contract lives. However, we’ve all watched the HR BPO industry evolve as both clients and providers have gained more experience. As the industry leader, we’ve driven that evolution, and our approach to the business will continue to change…staying the course with our current approach will not yield the returns we expect. The big question, and the one that we have yet to conclude on, is how it will change. We fully appreciate the urgency of the situation, and expect to report back to you as soon as we’re able. As we work our way through our future strategy and delivery approach for the business, we’ll continue to be far more disciplined with our contract signings.

•	And finally, we have the luxury of having cash on our books and strong cash flow. We know there is a lot of interest in our capital structure – more specifically in how we put the cash to work. We’re evaluating all potential options…but until we determine more about the future direction of the HR BPO business and a more specific plan to accelerate the growth in Consulting and Benefits Outsourcing, we don’t believe it’s prudent for us to act.

(PAUSE)

When I started in September, I set the expectation with the help of the Board that I would need some time to get my arms around the business. You’ve heard my initial thoughts…I’m clearly excited about much of what I’ve seen here. But I need some more time.

We have some critical strategic and operational decisions that need to be made in order to generate stronger, more consistent results in the future. We’re working our way through all of them now – but these decisions about our future direction will undoubtedly lead to some additional costs in the near term. Our first quarter will include a $14-to-$15 million severance charge related to ongoing productivity initiatives across the business. And as we continue to look at the HR BPO business in particular, and at ways of aggressively addressing our cost structure, there may be other costs we incur. We’re not aware of any of these now, but it’s important to raise the possibility.

For all these reasons, we’re not prepared at this point to provide you with firm guidance for fiscal 2007. What we can tell you is that the fundamentals of our business are sound – particularly in the Benefits administration and Consulting businesses, and while we aggressively work to redefine our approach to the HR BPO business, we’re focused on the continued stabilization of existing operations. We’re doing all the right things to put us on a path of clear improvement for the future. As we develop our plans and strategies more fully, we’ll certainly share our expectations with you.

As you think about our first quarter, it’s important to point out some of the meaningful items that will impact our results. In addition to the $14-to-$15 million severance charge that I mentioned, we do anticipate higher compensation costs in the quarter as a result of the year-over-year impact of retention actions taken in fiscal 2006, and higher targeted incentive compensation. In addition, we were recently notified that BP will not be renewing their HR BPO contract with us after 2008. While we’ll continue to provide service to them under the existing contract until December 2008, starting in the first quarter, we’ll record higher intangible asset amortization as a result of the shortened contract life in our underlying assumptions. This will be somewhat offset by lower amortization of deferred costs as a result of the loss provisions taken in the third quarter.

Also keep in mind that the first quarter of 2006 included the $7 million non-operating gain related to our actuarial business in Germany that John mentioned earlier.

(PAUSE)

So in conclusion – we’re not satisfied with our financial results in fiscal 2006. We need stronger top-line growth and higher margins in our businesses. We’re targeting specific growth areas for the future and aggressively scrubbing our cost structure.

We certainly have some work to do. But we have a strong leadership team working together and digging in deep to find the right answers. We have a lot to build on, and I’m confident that with constant client focus and some critical operational improvements, we’ll continue to provide consistent performance for our clients, while delivering stronger and more predictable results for our stockholders, and appropriately rewarding our employees who help us do both.

(PAUSE)

So, with that… I thank you for joining us today, and I look forward to meeting and working with many of you in the future. I’d now like to turn it over to the operator so we can take some of your questions.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.